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                     February 23, 2023

       James La Manna
       Chief Financial Officer
       Kingfish Holding Corp
       822 62nd Street Circle East
       Unit 105
       Bradenton, FL 34208

                                                        Re: Kingfish Holding
Corp
                                                            Form 10-K for the
Year Ended September 30, 2022
                                                            Filed December 30,
2022
                                                            File No. 000-52375

       Dear James La Manna:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction